Exhibit 99.1

Medifast Acquires New Distribution Facility and 15-year-old Distribution Team

OWINGS MILLS, Md., Sept. 15 /PRNewswire-FirstCall/ -- Medifast, Inc.
(Amex: MED) announced today that Seven Crondall, LLC, a wholly owned subsidiary of Medifast, has completed the purchase of a 119,000 square foot distribution facility in Ridgley, Maryland. The agreement between the Company and NewRoads, Inc. was finalized today at a purchase price of $2.6 million. The Company will finance $1.7 million through Merrill Lynch Capital at the 30 day LIBOR interest rate plus 220 basis points over the next seven years. The distribution facility is expected to help the Company, through its capacity to produce up to $200 million per year in Medifast products, to support the company's growth objectives.

Medifast also acquired the assets and management expertise of Dunst and Associates, Inc., (Dunst) a Maryland Corporation. The Company purchased the 15-year-old distributor for $400,000 in cash and 3,347 shares of Medifast common stock. The purchase will provide the management and infrastructure necessary to continue operations without interruption, since Dunst currently handles 50% of the pick and pack distribution business for the Company.

"Acquiring the assets of Dunst will allow us to improve the level of service our customers receive," says Brad MacDonald, Medifast's CEO. "With Dunst's expertise and our new facility, our Company will have the opportunity to expand its infrastructure to accommodate our anticipated growth and maintain the quality of products that our customers have come to expect. This is another step in developing the resources necessary to support the dramatic increase in sales we expect will be generated by our 2004 national television, print and radio advertising campaign."

The Company recently assembled its first "second shift" manufacturing team since 1993, to increase inventories to support its current level of business.

This release contains forward-looking statements, which may involve known, and unknown risks, uncertainties and other factors that may cause Medifast's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Medifast cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectation on this date.



SOURCE Medifast, Inc.

/CONTACT: Jeremy Hunt, Investor Relations Specialist, +1-410-504-8196 or
Casey Seward, Public Relations and Marketing Manager, +1-410-504-8154, both of Medifast, Inc.; or Ken Sgro of CEOcast, Inc. for Medifast, +1-212-732-4300/ /Web site: http://www.medifast.net/
(MED)

CO: Medifast, Inc.; NewRoads, Inc.; Seven Crondall, LLC; Dunst and Associates, Inc.
ST: Maryland
IN: HEA SPM
SU: TNM